Exhibit 10.1

May 8, 2024

Sumit Kapur

Via email

Dear Sumit,

It is my pleasure to offer you full-time employment with Zapata Computing, Inc., a wholly owned direct subsidiary of Zapata Computing Holdings Inc. (the “Company”), contingent upon completion of a satisfactory background check and execution of Company’s Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement (“NDA”). The following sets forth the terms and conditions of our offer.

1. Position. Your position at the Company will initially be VP of Finance after which you will serve as Chief Financial Officer and Treasurer, reporting to Christopher Savoie, Chief Executive Officer. This is an offer for full-time employment and you are expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and to abide by all of its policies and procedures, as in effect from time to time. You will be expected to perform the duties of your position and such other duties as may be assigned to you from time to time. Moreover, during your employment with the Company, you will be expected to conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.

2. Starting Date; Nature of Relationship. Your full-time employment start date with the Company as VP of Finance will be May 13, 2024 with your appointment as Chief Financial Officer and Treasurer effective on May 20, 2024. Your employment is and will at all times remain “at-will” employment, which means that either you or the Company may terminate your employment at any time for any reason or for no reason, with or without any prior notice. No provision of this offer letter, and no actions by either you or the Company shall be construed to create a promise of employment for any specific period of time.

3. Compensation. Your gross base salary shall be at a rate of $350,000 per year, payable in accordance with the Company’s regular payroll practices, as in effect from time to time, after deducting any legally required deductions for federal and state taxes and other deductions which may be required by law, or other deductions which you may authorize from time to time. The Company reserves the right to review the base salary and to adjust it from time to time in its sole discretion. This review is typically done annually but may be done more frequently. In addition to your base salary, you will be eligible for an annual target bonus of up to 25% of base salary. Bonuses are intended to retain valuable employees, and a bonus is not payable unless you are an employee of the Company on the date that such bonus is paid.

4. Equity. Effective as of the first day of your employment, subject to approval by the Compensation Committee of Zapata’s Board of Directors (the “Committee”), Zapata will grant you a nonstautory stock option to purchase 600,000 shares of Zapata common stock at a purchase price equal to the closing price of Zapata’s common stock on your start date. The option will be subject to the provisions of the stock option agreement to be entered into by you and Zapata following the grant and such other terms and conditions determined by the Committee, which in relevant part will require that such option (i) vests over a period of four years with an initial one-year cliff and (ii) expires 10 years from the grant date.

5. Benefits. You will be eligible to participate in the benefit plans made generally available by the Company from time to time to its full-time employees, subject to plan terms and generally applicable company policies. In addition, you will be entitled to paid vacation time in accordance with Company policy. Any benefits, of course, may be modified, changed or terminated from time to time at the Company’s sole discretion, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.

Ver 6/6/2022

zapatacomputing.com	info@zapatacomputing.com	100 Federal St, Boston MA 02110

6. Employee NDA. You will receive a copy of the Company’s Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement (“NDA”). This offer is conditioned on your signing this NDA and your continuing willingness thereafter to abide by its terms. You are required to sign the NDA to completely accept this offer. In making this offer, we understand that you are not under any obligation to any former employer or any person, firm or corporation which would prevent, limit, or impair in any way the performance by you of your duties as a full-time employee of the Company.

7. Before You Start. The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. We will provide a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement. In addition, this offer of employment is contingent upon the successful completion of a background check.

8. Miscellaneous. This letter constitutes our entire offer regarding the terms and conditions of your prospective employment with the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the laws of The Commonwealth of Massachusetts.

If the terms of this offer are acceptable to you, please sign this letter and the enclosed NDA, and return them to my attention. In accepting this offer, you give the Company assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth in expressly in this letter.

We are excited to offer you the opportunity to join the Company, and we look forward to having you aboard. We are confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely,

/s/ Christopher Savoie

Christopher Savoie

Chief Executive Officer

Zapata Computing, Inc.

I, Sumit Kapur, accept the above Offer of Employment and agree that it contains the terms and conditions of employment with the Company; that the employment offered is “at-will” as described above.

/s/ Sumit Kapur	5/8/2024
Signature	Date

Ver 6/6/2022

zapatacomputing.com	info@zapatacomputing.com	100 Federal St, Boston MA 02110